Exhibit 3.2

CERTIFICATE OF CORRECTION

TO THE

THIRD AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHOENIX BIOTECH ACQUISITION CORP.

(Pursuant to Section 103 of

the General Corporation Law of the State of Delaware)

Phoenix Biotech Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1. FIRST: That the name of the Corporation is Phoenix Biotech Acquisition Corp.

2. SECOND: That a Certificate of Third Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate”) filed with the Secretary of State of the State of Delaware on January 3, 2024 requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

3. THIRD: The inaccuracy or defect of said Certificate to be corrected is that the Certificate contains scrivener’s errors with respect to certain dates set forth in Article 6.

4. FOURTH: Article 6 of the Certificate is corrected in its entirety to read as follows:

“6. The text of the Amended and Restated Certificate of Incorporation shall be amended as follows:

a. Section 9.01(b) is hereby amended and restated in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 13, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by January 8, 2024 (or, if the Board extends the date for up to three additional one-month periods in accordance with the requirements below, the date to which such deadline is extended, which shall be no later than April 8, 2024) (the “Termination Date”), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.07). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Phoenix Biotech Sponsor, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.””

b. Section 9.02(d) is hereby amended and restated in its entirety as follows:

“In the event that the Corporation has not consummated an initial Business Combination within the time period required by Section 9.01(b), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but in any event no later than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less interest previously released to, or reserved for use by, the Corporation in an amount up to $100,000 to pay dissolution expenses and less any other interest released to, or reserved for use by, the Corporation to pay franchise and income taxes, by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Corporation has not consummated an initial Business Combination by January 8, 2024, the Corporation may, without another stockholder vote, elect to extend the Termination Date up to three times, each by an additional one month, by resolution of the Board if requested by the Sponsor, and upon five business days’ advance notice prior to the applicable Termination Date (or such shorter notice period as the Board may permit in its sole discretion), provided that the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) will deposit into the Trust Account for each monthly extension $0.03 for each then-outstanding Offering Share, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Corporation to the Lender. If the Corporation completes the Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note(s) or convert a portion or all of the amounts loaned under such promissory note(s) into units at a price of $10.00 per unit, which units will be identical to the private placement units issued to the Sponsor at the time of the Offering. If the Corporation does not complete the Business Combination by the applicable Termination Date, such promissory notes will be repaid only from funds held outside of the Trust Account.””

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to the Third Amendment to the Amended and Restated Certificate of Incorporation to be signed by the undersigned in his capacity as Chief Executive Officer of the Corporation, this 4th day of January, 2024.

PHOENIX BIOTECH ACQUISITION CORP.

By:	/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	Chief Executive Officer

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